UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 22, 2007
TRM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation)	0-19657 (Commission File Number)	93-0809419 (IRS Employer Identification No.)
5208 N.E. 122nd Avenue
Portland, Oregon 97230
(Address of Principal Executive Offices) (Zip Code)
(503) 257-8766
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On May 22, 2007, TRM Corporation issued a press release announcing its financial results for the quarter and year ended December 31, 2006. A copy of the press release, including unaudited financial information released as a part thereof, is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The Company will present those financial results during a conference call to be held on May 22, 2007, at 5:00 p.m. Eastern Daylight Time.
     A copy of the press release is filed herewith as Exhibit 99.1.
     The information in this Item 2.02 of the Current Report, including Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended or the Exchange Act.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On May 22, 2007, Edward E .Cohen resigned from the Board of Directors of TRM Corporation (the “Company”), effective as of June 15, 2007. Mr. Cohen’s departure is not related to any disagreement with the Company or with the Company’s operations, policies or practices.
     On May 22, 2007, Jeffrey F. Brotman resigned as President and Chief Executive Officer effective as of June 15, 2007.
(c) On May 22, 2007, Richard Stern was appointed President and Chief Executive Officer to be effective on June 15, 2007 (“Employment Effective Date”). Mr. Stern, age 46, has served as the Company’s Chief Operating Officer from November 2006, and as the Company’s Executive Vice President for Corporate Operations from October 2006 to November 2006. Before his employment with the Company, Mr. Stern served as Vice President/General Manager of Building Solutions for American Tower Corporation from August 2005 to September 2005. He previously held that position with SpectraSite Communications, which was acquired by American Tower, from May 2002 to August 2005. From January 2000 to May 2002, Mr. Stern served as Vice President of Real Estate, Building Division, with SpectraSite Communications.
     On May 22, 2007, the Company entered into a new employment agreement with Mr. Stern (“Employment Agreement”) that replaced his previous agreement with the Company. Under the Employment Agreement, Mr. Stern will receive a base salary of $375,000 and is eligible to receive an annual bonus based upon reasonably specific criteria. The target annual bonus amount is 50% of his base salary, although on the first two anniversaries of when he initially commenced his employment with the Company, he is entitled to an annual bonus of not less than $100,000. The Employment Agreement also provides that Mr. Stern will be granted 500,000 shares of restricted stock which will vest 25% on each anniversary date of the Employment Effective Date. The restricted stock and stock options awarded under his previous agreement will continue to vest on the schedule provided under his previous agreement. If Mr. Stern is terminated by the Company without cause, or at any time within three months before or 12 months after the occurrence of a change of control of the Company, except for cause (which is defined in the Employment Agreement), (i) all of his stock options and restricted stock will vest upon the date of his termination, (ii) the Company will pay him all amounts of accrued but unpaid base salary and a pro-rata amount of the targeted annual bonus for that year, (iii) the Company will pay him an amount equal to two years of base salary plus two years targeted annual bonus and (iv) the Company will provide health and dental insurance to him until the earlier of (a) two years from the date of his termination or (b) the commencement of his employment with another employer. If Mr. Stern terminates his employment under the Employment Agreement other than by reason of a constructive dismissal (as that term is defined in the Employment Agreement), the Company will pay Mr. Stern all accrued but unpaid base salary and provide certain fringe benefits as well as any annual bonus that has been awarded but not yet paid. Additionally, Mr. Stern may terminate his employment if there is a constructive dismissal, and receive the same termination benefits as for a termination without cause. His Employment Agreement also contains non-competition and confidentiality covenants that extend for two years following termination of this employment with the Company.
(d) Mr. Stern was also appointed as a director of the Company on May 21, 2007. Information concerning Mr. Stern’s business background and employment arrangements are set forth in Section (c) of this Item 5.02. Mr. Stern has been appointed to the Executive Committee of the Board of Directors.
     A copy of the press release is filed herewith as Exhibit 99.2.
     The information in this Current Report, including Exhibit 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1993, as amended or the Exchange Act.

Item 9.01 Exhibits
     (d) Exhibits. The following exhibits are furnished with this Current Report on Form 8-K:

No.	Description
99.1	Press Release dated May 22, 2007, announcing financial results for the fourth quarter and year ended December 31, 2006.

99.2	Press Release dated May 22, 2007, announcing management changes.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM Corporation
Date: May 22, 2007	By:	/s/ Daniel E. O’Brien
Daniel E. O’Brien
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 22, 2007, announcing financial results for the fourth quarter and year ended December 31, 2006.

99.2	Press Release dated May 22, 2007, announcing management changes.

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